Exhibit 99

CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT

National Computer Systems, Inc. (the "Company") desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is filing this Exhibit to its Annual Report on Form 10-K in order to do so. When used in this Annual Report on Form 10-K and in future filings by the Company with the Securities and Exchange Commission, in the Company's annual report, quarterly reports and press releases and in oral statements made with the approval of an authorized executive officer, the words or phases `will likely result', `look for', `may result', `will continue', `is anticipated', `expectations', `project', `goals' or similar expressions are intended to identify `forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. In addition, the Company cautions readers that the following important factors, among others, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any forward-looking statements made by, or on behalf of, the Company:

         Difficulties in obtaining and retaining sufficient numbers of adequately skilled technical employees to fulfill the Company's internal systems, product development and service delivery requirements, including, but not limited to, the Company's need to modify or replace software to properly function in the year 2000.

         Difficulties or delays in the development, production, testing and marketing of the Company's products, including, but not limited to, a failure to ship new products and technologies when anticipated, (e.g., school administrative software products or new data collections services and systems) or delays or failures of acquired businesses in meeting projected business cases.

         The effects of, and changes in,  trade,  monetary and fiscal  policies, laws and regulations, other activities of government agencies, particularly the U.S. Department of Education and local taxing authorities which fund education, and similar organizations; changes in social and economic conditions, such as trade restrictions or prohibitions, inflation and monetary fluctuations, import and other charges or taxes; the ability or inability of the Company to obtain, or hedge against, foreign currency, foreign exchange rates and fluctuations in those rates; unstable governments and legal systems, and intergovernmental disputes.

         Occurrences  affecting  the slope or speed of the life cycle  curve for many of the  Company's  existing  products,  or affecting the Company's
         ability  to  reduce   product   and  other   costs,   and  to  increase
         productivity.

         Difficulties in, and cost of, obtaining raw materials, supplies, electronic components and any other items needed for the production of the Company's scanning devices, scannable forms, and other products; and capacity constraints limiting the amounts of orders for these items causing effects on the Company's ability to ship its products.

         The costs and other effects of legal and administrative cases and proceedings; claims of customers, both current and former; settlements and investigations; and changes in those items; developments or assertions by or against the Company relating to intellectual property rights and licenses; adoption of new, or changes in, accounting policies and practices and the application of such policies and practices.

         The amount, and rate of growth in, the Company's selling, general and administrative expenses; and the impact of unusual items resulting from the Company's ongoing evaluation of its business strategies, asset valuations and organizational structures.

The Company does NOT undertake and specifically declines any obligations to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.